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                                                                     EXHIBIT 4.1

                                 CONCEPTUS, INC.
                         DEFERRED FEE PLAN FOR DIRECTORS

1. PURPOSE. The purpose of the Conceptus, Inc. Deferred Fee Plan (the "Plan") is to provide non-management directors (the "Directors") of Conceptus, Inc. (the "Company") the opportunity to defer receipt of cash compensation paid by the Company to such persons in their roles as Directors. The Plan is designed to aid the Company in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgment can contribute to the well-being of the Company.

2.       EFFECTIVE DATE. The effective date of this Plan is January 1, 2004.

3. ELIGIBILITY. Any Director of the Company who is not deemed to be an employee of the Company or any subsidiary thereof is eligible to participate in the Plan.

4. DEFERRED COMPENSATION ACCOUNT. An unfunded deferred compensation account (the "Account") shall be established for each Director who elects to participate in the Plan.

5. AMOUNT OF DEFERRAL. A participant may elect to defer receipt of all or a specified part of the compensation payable to the participant for serving on the Board of Directors or any committee of the Board of Directors of the Company. An amount equal to the compensation deferred, as reflected in the election referred to in Section 6 hereof, will be credited to the participant's Account, in the form of phantom Company Common Stock units (the "Stock Component"), on the date such compensation would otherwise be initially payable.

6. TIME OF ELECTION OF DEFERRAL. Except as set forth herein, an election to defer compensation shall be made on an annual basis on or before December 31st of each year on forms approved for that purpose and shall be effective when filed with the Company with respect to all compensation, or any part thereof so elected to be deferred, that is paid in the calendar year following the calendar year in which the election is made. In the case of newly elected Directors who first become eligible to participate in the Plan subsequent to January 1 of any calendar year, such newly eligible participant shall be entitled to make an election to defer compensation for services to be performed subsequent to the election provided such election is made within 30 days after the date such Director becomes eligible. In this case, such election shall be effective when made with respect to any compensation to be paid during the period beginning with the date following the date of the election through December 31 of the same initial year of participation.

7. HYPOTHETICAL INVESTMENT. Each Account shall be comprised of the Stock Component and will be credited on each date compensation is to be paid to Directors and the amount elected to be deferred will be used to purchase phantom units of the Company's Common Stock (including fractional shares) using the fair market value of such Common Stock on the date the compensation would otherwise be paid. The Stock Component will be credited on each dividend payment date for the Company's Common Stock with additional phantom Common Stock units determined by dividing the aggregate cash dividend which would have been paid if the existing phantom Common Stock units were actual shares of the Company's Common Stock by the fair market value of the Company's Common Stock as of the dividend payment date, computed to four decimal places. For purposes of the Plan, the "fair market value" of one share or unit of the Company's Common Stock shall be the closing sale price for a share of such Common Stock for trading day immediately preceding the determination date.

8. VALUE OF DEFERRED COMPENSATION ACCOUNTS. The value of each participant's Account shall include compensation deferred and dividends credited thereon, pursuant to Section 7 of the Plan. All deferred amounts to be paid to a participant pursuant to the Plan are to be paid as soon as practicable following his or her termination of service as a Director, with the value of the phantom Common Stock units being the fair market value of an equal number of shares of the Company's Common Stock on the date of payment, subject to adjustment as provided herein.

9. PAYMENT OF DEFERRED COMPENSATION. No withdrawal may be made from the participant's Account prior to date a participant terminates service as a Director. A participant's Account shall commence to be distributed

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to him or her as soon as administratively practicable following termination of service as a Director. Deferred compensation and dividends (including appreciation or loss) thereon will be payable either in whole shares of Conceptus, Inc. Common Stock or cash, or a combination thereof, in a lump sum or in ten substantially equal annual installments as elected by the participant chooses, subject to the participant's right to change such method of distribution no later than twelve months prior to the first date deferred compensation is to be paid. If a participant elects to receive payment from his or her Account in installments, the participant's Account will continue to accrue dividends (and appreciation or loss) during the installment period. Dividends credited to a participant's Account during the installment period will be paid on the next installment payment date. The amount of cash to be distributed under a participant's cash election shall be determined by multiplying the number of phantom units in his or her Account immediately preceding the date of distribution by the closing price of Conceptus, Inc. Common Stock for the immediately preceding trading day. Any portion of a participant's Account attributable to fractional shares of Conceptus, Inc. Common Stock shall be paid in cash at the same time (or times) as the participant is otherwise paid the amount his or her Account.

10. CHANGE IN CONTROL. A "Change in Control" shall mean: (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

         Notwithstanding any other provision of the Plan, if a Change of Control occurs, then the Company shall create a trust or take such other actions as are appropriate to protect each participant's Account. In addition, at the discretion of the acquiring or successor entity in a Change in Control, payments of amounts hereunder made following such Change in Control may be made in cash or securities of such acquirer or successor (and need not be in shares of Company Common Stock); provided that the exercise of such discretion shall not reduce the value of a participant's Account (determined as of the date a participant receive payment under the Plan) below its value immediately prior to the Change in Control.

11. DESIGNATION OF BENEFICIARY. A participant may designate a beneficiary or beneficiaries which shall be effective upon filing written notice with the Secretary of the Company on the form provided for that purpose. If no beneficiary is designated, the beneficiary will be the participant's estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date will be deemed the valid beneficiary or beneficiaries.

12. DEATH OF PARTICIPANT OR BENEFICIARY. In the event of a participant's death before he or she has received the full value of his or her Account, the then current value of the participant's Account shall be determined as of the day immediately following death and such amount shall be paid to the beneficiary or beneficiaries of the deceased participant as soon as practicable thereafter in cash in a lump sum. If no designated beneficiary has been named or survives the participant, the beneficiary will be the participant's estate.

13. PARTICIPANT'S RIGHTS UNSECURED. The right of any participant or beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any participant or beneficiary at any time a security interest in the Account or any other assets of the Company.

14. STATEMENT OF ACCOUNT. Statements will be sent to participants following the end of each year as to the value of their Accounts as of December 31 of such year.

15. ASSIGNABILITY. No right to receive payments hereunder shall be transferable or assignable by a participant or a beneficiary, except by will or by the laws of descent and distribution.

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16.      ADMINISTRATION OF THE PLAN. The Plan shall be administered by the
Compensation Committee of the Board of Directors of the Company. The Committee shall conclusively interpret the provisions of the Plan and shall make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members.

17. AMENDMENT OR TERMINATION OF PLAN. This Plan may at anytime or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant's accruals on his or her prior elections.

18. ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, the Committee will make such adjustments, if any, as it in its sole discretion deems equitable in the number of shares of Common Stock with respect to which a participant's phantom Common Stock Units are referenced, such adjustments to be conclusive and binding upon all parties concerned.

19. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.